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Exhibit 99.3

Consent of Person Named
as about to Become a Director

        Pursuant to Rule 438 promulgated under the Securities Act of 1933, I, Lewis Stone, hereby consent to be named as a person about to become a director of Millstream Acquisition Corporation in the Registration Statement on Form S-4 of Millstream Acquisition Corporation, initially filed with the Securities and Exchange Commission on April 9, 2004, and any amendments thereto.

        Dated April 9, 2004

/s/ LEWIS STONE Lewis Stone

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Consent of Person Named as about to Become a Director